Exhibit 99.1

Foster Wheeler Holdings Ltd. and Subsidiaries

Financial Statements
June 25, 2004

FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands of dollars, except per share amounts)
(Unaudited)

	June 25, 2004	December 26, 2003

ASSETS
Current Assets:
Cash and cash equivalents	$321,829	$364,095
Short-term investments	25,342	13,390
Accounts and notes receivable, net	472,454	556,826
Contracts in process and inventories	146,335	173,293
Prepaid, deferred and refundable income taxes	24,093	37,160
Prepaid expenses	28,348	30,024

Total current assets	1,018,401	1,174,788

Land, buildings and equipment	605,655	622,729
Less accumulated depreciation	321,118	313,114

Net book value	284,537	309,615

Restricted cash	57,507	52,685
Notes and accounts receivable - long-term	10,879	6,776
Investments and advances	100,957	98,651
Goodwill, net	51,015	51,121
Other intangible assets, net	69,456	71,568
Prepaid pension cost and related benefit assets	6,903	7,240
Asbestos-related insurance recovery receivable	455,394	495,400
Other assets	173,683	182,151
Deferred income taxes	61,656	56,947

TOTAL ASSETS	$2,290,388	$2,506,942

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current Liabilities:
Current installments on long-term debt	$137,468	$20,979
Bank loans	—	121
Accounts payable	243,032	305,286
Accrued expenses	337,827	381,376
Estimated costs to complete long-term contracts	454,551	552,754
Advance payments by customers	74,095	50,248
Income taxes	68,093	63,048

Total current liabilities	1,315,066	1,373,812

Corporate and other debt less current installment	205,436	333,729
Special-purpose project debt less current installments	112,760	119,281
Capital lease obligations	63,882	62,373
Deferred income taxes	8,644	9,092
Pension, postretirement and other employee benefits	301,773	295,133
Asbestos-related liability	472,891	526,200
Other long-term liabilities and minority interest	121,029	124,792
Subordinated Robbins exit funding obligations less current installment	112,418	111,589
Notes payable to affiliates	210,000	210,000
Mandatorily redeemable preferred securities of subsidiary trust holding
solely junior subordinated deferrable interest debentures	—	175,000
Deferred accrued mandatorily redeemable preferred security distributions
of subsidiary trust	—	38,021
Subordinated deferrable interest debentures	175,000	—
Deferred accrued interest on subordinated deferrable interest debentures	47,714	—
Commitments and contingencies

TOTAL LIABILITIES	3,146,613	3,379,022

Shareholder’s Deficit:
Preferred Stock
$0.0001 par value; authorized — 10,000,000 shares; issued — none outstanding	—	—
Common stock
$1.00 par value; authorized — 12,000 shares; issued — 12,000 shares	12	12
Paid-in capital	242,601	242,601
Accumulated deficit	(785,141)	(810,694)
Accumulated other comprehensive loss	(313,697)	(303,999)

TOTAL SHAREHOLDER’S DEFICIT	(856,225)	(872,080)

TOTAL LIABILITIES AND SHAREHOLDER’S DEFICIT	$2,290,388	$2,506,942

See notes to condensed consolidated financial statements.

FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands of dollars)
(Unaudited)

	Six Months Ended

	June 25,	June 27,
	2004	2003

Revenues and other income:
Operating revenues	$1,301,378	$1,706,330
Other income	70,770	40,344

Total revenues and other income	1,372,148	1,746,674

Costs and expenses:
Cost of operating revenues	1,120,141	1,586,344
Selling, general and administrative expenses	113,642	99,128
Other deductions	25,573	46,913
Minority interest	2,971	4,358
Interest expense	41,373	35,788
Mandatorily redeemable preferred security distributions of subsidiary trust	—	8,859
Interest expense on subordinated deferrable interest debentures	9,693	—

Total costs and expenses	1,313,393	1,781,390

Earnings/(loss) before income taxes	58,755	(34,716)
Provision for income taxes	33,202	14,393

Net earnings/(loss)	25,553	(49,109)
Other comprehensive income/(loss):
Foreign currency translation adjustments	(9,698)	(716)
Minimum pension liability adjustments, net of $0 tax benefit	—	(13,511)

Net comprehensive income/(loss)	$15,855	$(63,336)

See notes to condensed consolidated financial statements.

FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands of dollars)
(Unaudited)

	Six Months Ended

	June 25,	June 27,
	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash used by operating activities	$(16,097)	$(72,081)

CASH FLOWS FROM INVESTING ACTIVITIES
Change in restricted cash	(4,962)	40,180
Capital expenditures	(3,928)	(7,534)
Proceeds from sale of assets	16,906	81,425
Decrease in investments and advances	—	597
Increase in short-term investments	(11,650)	(5)

Net cash (used)/provided by investing activities	(3,634)	114,663

CASH FLOWS FROM FINANCING ACTIVITIES
Partnership distributions to minority shareholders	(2,663)	(2,879)
Decrease in short-term debt	(121)	(14,505)
Proceeds from long-term debt	—	83
Repayment of long-term debt	(18,749)	(17,214)

Net cash used by financing activities	(21,533)	(34,515)

Effect of exchange rate changes on cash and cash equivalents	(1,002)	18,115

(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS	(42,266)	26,182
Cash and cash equivalents at beginning of period	364,095	344,305

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$321,829	$370,487

See notes to condensed consolidated financial statements.

     FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

1.	Nature of Operations and Relationship to Foster Wheeler Ltd. and Subsidiaries

Foster Wheeler Holdings Ltd. (the “Company” or “Foster Wheeler”) was incorporated on December 18, 2000 under the laws of Bermuda. The Company is a wholly owned subsidiary of Foster Wheeler Ltd. (the “Parent”). Foster Wheeler Holdings Ltd. is a holding company which owns the stock of Foster Wheeler LLC. Pursuant to a reorganization, which occurred on May 25, 2001, Foster Wheeler Corporation was merged into Foster Wheeler LLC and the assets (primarily investments in subsidiaries which design, engineer and construct petroleum, chemical, petrochemical and alternative fuel facilities and related infrastructures and design, manufacture and erect steam generating and auxiliary equipment for power stations and industrial markets worldwide) and liabilities of Foster Wheeler Corporation were recorded by Foster Wheeler LLC at historical cost.

The business of the Company falls within two business groups. The Engineering and Construction Group (the “E&C Group”) designs, engineers, and constructs petroleum processing facilities (upstream and downstream), chemical, petrochemical, pharmaceutical and natural gas liquefaction (LNG) facilities, and related infrastructure, including power generation and distribution facilities, production terminals, pollution control equipment and water treatment facilities. The E&C Group provides direct technical and management services, and purchases equipment, materials and services from third party vendors and subcontractors. The group has industry leading technology in delayed coking, solvent de-asphalting and hydrogen production. The E&C Group also provides a broad range of environmental remediation services, together with related technical, design and regulatory services; however, the U.S. environmental remediation business was sold in 2003. The Energy Group designs, manufactures and erects steam generating and auxiliary equipment for power stations and industrial markets worldwide. Steam generating equipment includes a full range of fluidized bed and conventional boilers firing coal, oil, gas, biomass and municipal solid waste, waste wood, and low-Btu gases. Auxiliary equipment includes feedwater heaters, steam condensers, heat-recovery equipment and low-NOx burners. Site services related to these products encompass full plant construction, maintenance engineering, plant upgrading and life extension and plant repowering. The Energy Group also provides research analysis and experimental work in fluid dynamics, heat transfer, combustion and fuel technology, materials engineering and solids mechanics. In addition, the Energy Group builds, owns and operates cogeneration, independent power production and resource recovery facilities, as well as facilities for the process and petrochemical industries. The Energy Group generates revenues from construction and operating activities pursuant to long-term sale of project outputs (i.e., electricity contracts), operating and maintenance agreements and from returns on its equity positions. The corporate center, restructuring expenses and certain legacy liabilities (e.g. corporate debt) are included in the Corporate and Finance Group (“C&F”).

2.	Liquidity and Going Concern

The accompanying condensed consolidated financial statements were prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company may not, however, be able to continue as a going concern. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to continue to operate profitably, to generate cash flows from operations, asset sales and collections of receivables to fund its obligations, including those resulting from asbestos related liabilities, as well as the Company’s ability to maintain credit facilities and bonding capacity adequate to conduct its business. Despite reporting earnings for the six months ended June 25, 2004, the Company incurred significant operating losses in each of the years in the three-year period ended December 26, 2003 and has a shareholder’s deficit of $856,200 as of June 25, 2004. The Company has substantial debt obligations including its Senior Credit Facility and, during 2002, it was unable to comply with certain debt covenants under the previous revolving credit agreement. As described in more detail below, the Company received waivers of covenant violations and ultimately negotiated new credit facilities in August 2002. In November 2002, the new Senior Credit Facility was amended to provide for the exclusion of up to $180,000 of gross pretax charges recorded in the third quarter of 2002 and up to an additional $63,000 in pretax charges related to specific contingencies through December 2003, if incurred, for covenant calculation purposes. In March 2003, the Senior Credit Facility was again amended to provide further covenant relief by modifying certain definitions of financial measures utilized in the calculation of the financial covenants. The credit facilities were also amended in July 2003 to provide waivers of the applicable sections of the Senior Credit Facility to permit the exchange offers described elsewhere in this report, other internal restructuring transactions as well as transfers, cancellations and setoffs of certain intercompany obligations. There is no assurance that the Company will be able to comply with the terms of the Senior Credit Facility, as amended, and other debt agreements during 2004.

 FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

Management’s current forecast indicates that the Company will be in compliance with the financial covenants contained in its Senior Credit Facility through the facility’s maturity in April 2005. In connection with the proposed exchange offer of Foster Wheeler Ltd. discussed below, the Company intends to seek a new multi-year revolving credit agreement and letter of credit facility. If the Foster Wheeler Ltd. equity for debt exchange offer is not completed, the Company would be obligated, in April 2005, to repay the $115,900 of term loans and revolving credit borrowings and to replace the letters of credit of $73,100 outstanding under the Senior Credit Facility as of June 25, 2004. Therefore, Foster Wheeler Ltd. and the Company need to successfully complete the equity for debt exchange offer and to finalize the new revolving credit agreement discussed above, or to repay, refinance, or replace the Senior Credit Facility at or prior to it s maturity. However, there can be no assurance that the actual financial results will match the forecasts, that the Company will be able to comply with the covenants, that the equity for debt exchange offer and new revolving credit facility will be completed, or that the Company will be able to repay, refinance, or replace the Senior Credit Facility at or prior to its maturity.

One of the Company’s foreign subsidiaries is a party to two Euro-denominated performance bond facilities with financial institutions that contain covenants. The covenants include (i) a limitation on the amount of dividends to 75% of the subsidiary’s annual earnings and (ii) a requirement that the payment of dividends and certain restricted payments be subject to the subsidiary having minimum equity ratios, calculated as equity divided by total assets each as defined in the facilities. In addition, the facilities require the subsidiary to maintain a minimum equity ratio. The covenants are tested quarterly.

One of the performance bond facilities is dedicated to a specific project and, as of June 25, 2004, had performance bonds outstanding equivalent to approximately $40,000 (none of which has been drawn). The second facility is a general performance bond facility and, as of June 25, 2004, had performance bonds outstanding in favor of several clients equivalent to approximately $12,000 (none of which has been drawn).

As a result of operating losses at the foreign subsidiary during the second quarter of 2004, the equity of the Company’s subsidiary fell below the minimum equity ratios, breaching the covenants contained in the performance bond facilities. On August 6, 2004 and August 9, 2004 the Company’s foreign subsidiary obtained waivers from the financial institutions providing the performance bond facilities. The waiver for the project specific performance bond facility requires that the foreign subsidiary make no dividends or other restricted payments, including inter-company loans, debt service on existing inter-company loans, royalties, and management fees, for as long as the foreign subsidiary’s equity remains below the minimum amounts and the performance bonds are outstanding. The waiver for the general performance bond facility is effective through October 31, 2004. After October 31, 2004, the Company’s subsidiary will be required t o be in compliance with the required minimum equity ratio or obtain a further waiver. The Company plans to negotiate to obtain a further waiver or amendment prior to October 31, 2004. In the event that the Company is unable to obtain a further waiver or amendment, it will pursue a replacement for this bonding facility. In addition, the subsidiary has sufficient cash on hand to collateralize the obligations supported by the performance bonds in the event it is unable to obtain a waiver or an alternative bonding facility. Therefore, the Company believes this matter will not have an adverse impact on its forecasted liquidity.

 FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

The foreign subsidiary’s inability to pay dividends and restricted payments because of its failure to remain in compliance with the minimum equity ratio covenants is reflected in the Company’s liquidity forecasts.

The Company’s U.S. operations, which include the corporate functions, are cash flow negative and are expected to continue to incur negative cash flow due to a number of factors including costs related to the Company’s indebtedness, obligations to fund U.S. pension plans, and other expenses related to corporate functions and other corporate overhead.

Management closely monitors liquidity and updates its U.S. liquidity forecasts weekly. These forecasts cover, among other analyses, existing cash balances, cash flows from operations, cash repatriations and loans from non-U.S. subsidiaries, asset sales, collections of receivables and claims recoveries, working capital needs and unused credit line availability. The Company’s current cash flow forecasts indicate that sufficient cash will be available to fund the Company’s U.S. and foreign working capital needs through June 2005, provided the Company successfully completes the equity for debt exchange offer and the new revolving credit agreement. However, there can be no assurance that sufficient cash will be available throughout this period.

As of June 25, 2004, the Company had aggregate indebtedness of $1,017,000, including $860,000 of corporate debt. To the extent that debt service payments on corporate debt cannot be funded from U.S. operations or from additional financing, such debt service payments on the corporate debt must be funded primarily with distributions from the Company’s foreign subsidiaries. As of June 25, 2004, the Company had cash and cash equivalents, short-term investments, and restricted cash totaling $404,700, compared to $430,200 as of December 26, 2003. Of the $404,700 total at June 25, 2004, $327,200 was held by foreign subsidiaries. The Company is sometimes required to cash collateralize bonding or certain bank facilities. The amount of restricted cash at June 25, 2004 was $57,500, of which $53,100 related to the non-U.S. operations.

The Company requires cash distributions from its non-U.S. subsidiaries in the normal course of its operations to meet its U.S. operations’ minimum working capital needs. The Company’s current 2004 forecast assumes cash repatriation from its non-U.S. subsidiaries of approximately $76,000 from royalties, management fees, intercompany loans, debt service on intercompany loans, and dividends. In the first six months of 2004 and the full year of 2003, the Company repatriated approximately $43,000 and $100,000, respectively, from its non-U.S. subsidiaries.

There can be no assurance that the forecasted foreign cash repatriation will occur, as there are significant contractual and statutory restrictions on the Company’s ability to repatriate funds from its non-U.S. subsidiaries. These subsidiaries need to keep certain amounts available for working capital purposes, to pay known liabilities, and for other general corporate purposes. Such amounts exceed, and are not directly comparable to, the foreign component of restricted cash previously noted. In addition, certain of the Company’s non-U.S. subsidiaries are parties to loan and other agreements with covenants, and are subject to statutory requirements in their jurisdictions of organization that restrict the amount of funds that such subsidiaries may distribute. Distributions in excess of these specified amounts would violate the terms of the agreements or applicable law, which could result in civil or criminal penalties. The repatriation of funds may also subject those funds to taxation. As a result of these factors, the Company may not be able to repatriate and utilize funds held by its non-U.S. subsidiaries in sufficient amounts to fund its U.S. working capital requirements, to repay debt, or to satisfy other obligations of its U.S. operations, which could limit Foster Wheeler Ltd.’s and the Company’s ability to continue as a going concern.

Commercial operations under a domestic contract retained by the Company in connection with the sales of assets of the Foster Wheeler Environmental Corporation (“Environmental”), as described further in Note 10 to the condensed consolidated financial statements, commenced in January 2004. The plant processes low-level nuclear waste for the U.S. Department of Energy (“DOE”). The Company funded the plant’s construction costs and operates the facility. The majority of the Company’s invested capital was recovered during the early stages of processing the waste materials. This project successfully processed sufficient quantities of material during the first three months of 2004 to recover the capital recovery originally forecasted to be received during the first nine months of 2004. At June 25, 2004, the project generated a year to date net cash flow of approximately $49,000. The net cash flow forecasted for 2004 from this project is now approximately $50,000.

 FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

On February 26, 2004, the California Public Utilities Commission approved certain changes to Pacific Gas and Electric Company’s rates. As relevant to the Company’s subsidiary’s Martinez Project, the E-20T rate has been decreased by approximately 15% retroactive to January 1, 2004, having a negative effect on the subsidiary’s 2004 cash flow and earnings. This rate change has been reflected in the Company’s liquidity forecast.

On June 11, 2004, Foster Wheeler Ltd. launched its offer to exchange equity for all of the existing $175,000 trust preferred securities, $210,000 Convertible Subordinated Notes (“Convertible Notes”) and $114,100 Subordinated Robbins Exit Funding Obligations (“Robbins Bonds”), and to exchange equity and debt for all of the existing $200,000 Senior Notes (the “Senior Notes”). Foster Wheeler Ltd. eventually concluded that certain of the holders would not participate in the exchange offer unless they were offered a greater portion of the voting equity of Foster Wheeler Ltd. Accordingly, Foster Wheeler Ltd. and certain of its subsidiaries revised the terms of the exchange offer and filed post-effective amendments to the registration statement on July 8, 2004, July 9, 2004 and July 23, 2004. On July 30, 2004, the Securities and Exchange Commission (“SEC”) declared Foster Wheeler Ltd.’s registration statement effective. Foster Wheeler Ltd. is distributing revised offering materials and expects to complete the exchange offer during the third quarter of 2004. Foster Wheeler Ltd. entered into a lock-up agreement in connection with the exchange offer. Foster Wheeler Ltd. has the right to terminate the lock-up agreement if its board of directors determines that doing so is required by their fiduciary duty to Foster Wheeler Ltd., provided that it pays a termination fee of the lesser of (1) 2.5% of the principal amount of securities subject to the lock-up or (2) $10,000, which fee has not been included in Foster Wheeler Ltd.’s liquidity forecast.

On February 5, 2004, Foster Wheeler Ltd. announced, in support of its restructuring activities, that a number of institutional investors committed to provide $120,000 of new financing due 2011 in a private transaction with the Company to replace amounts outstanding under the term loan and the revolving credit facility portions of its Senior Credit Facility. This commitment is contingent upon the completion of the proposed exchange offer. Foster Wheeler Ltd. discontinued its previously announced plans to divest one of its European operating units.

The total amount of debt and trust preferred securities subject to the Foster Wheeler Ltd. proposed exchange offer is approximately $700,000. Interest expense incurred on this debt in 2003 totaled approximately $55,000. Foster Wheeler Ltd. anticipates that both total debt and related interest expense would be significantly reduced upon completion of the debt exchange offer. There can be no assurance that Foster Wheeler Ltd. will complete the proposed exchange offer. The failure by Foster Wheeler Ltd. and the Company to achieve its cash flow forecast or to complete the exchange offer on acceptable terms would have a material adverse effect on Foster Wheeler Ltd.’s and the Company’s financial condition. These matters raise substantial doubt about Foster Wheeler Ltd. and the Company’s ability to continue as a going concern.

In August 2002, the Company finalized a Senior Credit Facility with its lender group. This facility included a $71,000 term loan, a $69,000 revolving credit facility, and a $149,900 letter of credit facility, which expires on April 30, 2005. The Senior Credit Facility is secured by the assets of the domestic subsidiaries, the stock of the domestic subsidiaries, and, in connection with Amendment No. 3 discussed below, 100% of the stock of the first-tier foreign subsidiaries. The Senior Credit Facility has no scheduled repayments prior to maturity on April 30, 2005. The agreement requires prepayments from proceeds of assets sales, the issuance of debt or equity, and from excess cash flow. The Company retained the first $77,000 of such amounts and also retains a 50% share of the balance. With the Company’s sale of the Environmental net assets on March 7, 2003, and an interest in a corporate office building on March 31, 2003, the $77,000 threshold was exceeded. Accordingly, principal prepayments of $12,300 and $11,800 were made on the term loan in the first six months of 2004 and during the full year of 2003, respectively, as a result of asset sales during those periods.

 FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

The financial covenants in the Senior Credit Facility include a maximum senior leverage ratio and a minimum earnings before interest expense, taxes, depreciation and amortization (“EBITDA”). Compliance with these covenants is measured quarterly. The EBITDA covenant requires the actual average rolling four quarter EBITDA, as defined in the Senior Credit Facility, to meet minimum EBITDA targets. The senior leverage covenant compares actual average rolling EBITDA, as defined in the Senior Credit Facility, to actual total senior debt. The resultant multiple of debt to EBITDA must be less than maximum amounts specified in the Senior Credit Facility. Management’s current forecast indicates that the Company will be in compliance with these covenants until the maturity of the Senior Credit Facility in April 2005.

Amendment No. 1 to the Senior Credit Facility, obtained on November 8, 2002, provides for the exclusion of up to $180,000 of gross pretax charges recorded by the Company in the third quarter of 2002 for covenant calculation purposes. The amendment further provides that up to an additional $63,000 in pretax charges related to specific contingencies may be excluded from the covenant calculation through December 31, 2003, if incurred. As of December 26, 2003, $31,000 of the contingency risks was favorably resolved, and additional project reserves were established for $32,000 leaving a contingency balance of $0.

Amendment No. 2 to the Senior Credit Facility, entered into on March 24, 2003, modifies (i) certain definitions of financial measures utilized in the calculation of the financial covenants and (ii) the Minimum EBITDA and Senior Debt Ratio, as specified in section 6.01 of the Credit Agreement. In connection with this amendment of the Credit Agreement, the Company made a prepayment of principal in the aggregate amount of $10,000 in March 2003.

Amendment No. 3 to the Senior Credit Facility, entered into on July 14, 2003, modified certain affirmative and negative covenants to permit the exchange offer described elsewhere in this report, other internal restructuring transactions as well as transfers, cancellations and setoffs of certain intercompany obligations. The terms of the amendment called for the Company to pay a fee equal to 5% of the lenders’ credit exposure since it had not made a required prepayment of principal under the Senior Credit Facility of $100,000 on or before March 31, 2004. The Company paid the required fee of $13,600 on March 31, 2004. The annual interest rate on borrowings under the Senior Credit Facility has increased and will continue to increase an additional 0.5% each quarter until the Company repays $100,000 of indebtedness under the Senior Credit Facility.

Amendment No. 4 to the Senior Credit Facility, entered into on October 30, 2003, modified certain definitions and representations to allow for the maintenance and administration of certain bank accounts of the Company.

Amendment No. 5 to the Senior Credit Facility, entered into on May 14, 2004, amended and waived certain affirmative and negative covenants necessary to permit the exchange offer described elsewhere in this document as well as to allow for a reduction of $25,000 in the Company’s letter of credit facility. In consideration for the amendments and waivers obtained in this amendment, the Company is obligated to pay, on November 30, 2004, a fee equal to 1.25% of the lenders’ outstanding letter of credit exposure and a further fee equal to 0.75% of the lenders’ outstanding letter of credit exposure for each additional month thereafter through the expiration date of the Senior Credit Facility of April 2005.

Holders of the Company’s Senior Notes due November 15, 2005 have a security interest in the stock and debt of certain of Foster Wheeler LLC’s subsidiaries and on facilities owned by Foster Wheeler LLC or its subsidiaries that exceed 1% of consolidated net tangible assets, in each case to the extent such stock, debt and facilities secure obligations under the revolving portion of the Senior Credit Facility. As permitted by the Indenture, the term loan and the obligations under the letter of credit facility (collectively approximating $120,000 as of June 25, 2004) have priority to the Senior Notes in these assets while the security interest of the Senior Notes ranks equally and ratably with $69,000 of revolving credit borrowings under the Senior Credit Facility.

 FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

The Company finalized a sale/leaseback arrangement for an office building at its corporate headquarters in the third quarter of 2002. Under this arrangement, the Company leases the facility for an initial non-cancelable period of 20 years. The proceeds from the sale/leaseback were sufficient to repay the balance outstanding under a previous operating lease arrangement of $33,000 for a second corporate office building. The long-term capital lease obligation of $44,400 as of June 25, 2004 is included in capital lease obligations in the accompanying condensed consolidated balance sheet. The Company entered into a binding agreement in the first quarter 2004 to sell a second corporate office building. The sale closed in the second quarter 2004 and generated net cash proceeds of $16,400. Of this amount, 50% was used to prepay amounts outstanding under the term loan portion of the Senior Credit Facility in the second quarter 2004.

In the third quarter of 2002, the Company entered into a receivables financing facility that matures on August 15, 2005 and is secured by a portion of certain of the Company’s domestic trade receivables. The facility operates through the use of a wholly owned, special-purpose subsidiary, Foster Wheeler Funding II LLC (“FW Funding”) as described below. FW Funding is included in the condensed consolidated financial statements of the Company.

FW Funding is a party to a Purchase, Sale and Contribution Agreement (“PSCA”) with six of the Company’s wholly owned domestic subsidiaries. Pursuant to PSCA, FW Funding is obligated to purchase eligible trade receivables, as defined in the PSCA, from these companies and these companies are obligated to contribute as capital their ineligible trade accounts receivable as defined in the PSCA. FW Funding simultaneously entered into a Loan and Security Agreement with Foothill Capital Corporation and Ableco Finance Corporation LLC (“Lenders”). Under this agreement, FW Funding has the ability to borrow up to a maximum of $40,000 using eligible trade accounts receivable as collateral. FW Funding pays 10% interest on all outstanding borrowings. In addition, FW Funding pays a monthly fee on the unused line equal to 0.5% per annum of the maximum available amount less the average daily amount of borrowings during the preceding month. During the second quarter of 2004, the Company executed an agreement with the Lenders to lower the maximum borrowing availability to $30,000, effective May 28, 2004, thereby reducing future unused commitment fees incurred by FW Funding. The facility is subject to covenant compliance. The financial covenants commenced at the end of the first quarter of 2003 and include a senior leverage ratio and a minimum EBITDA level. Noncompliance with the financial covenants allows the lender to terminate the arrangement and accelerate any amounts then outstanding.

No borrowings were outstanding under this facility as of June 25, 2004 or December 26, 2003. As of June 25, 2004, FW Funding held $64,200 of trade accounts receivable, net of allowances, which are included in the condensed consolidated balance sheet. The borrowing amount available to the Company under this facility fluctuates daily, but the Company estimates that approximately $10,000 will be available during 2004. The Company has agreed to terminate this facility upon completion of the proposed exchange offer.

On January 26, 2004, subsidiaries in the U.K. entered into a two-year revolving credit facility with Saberasu Japan Investments II B.V. in the Netherlands. The facility provides for up to $45,000 of revolving loans. The facility is secured by substantially all of the assets of these subsidiaries and is subject to covenant compliance. Such covenants include a minimum EBITDA level and a loan to EBITDA ratio. As of June 25, 2004, the facility remained undrawn.

Since January 15, 2002, the Company has exercised its right to defer payments on the junior subordinated debentures underlying the 9.00% Preferred Capital Trust I securities and, as a result, to defer payments on those securities. The aggregate liquidation amount of the trust preferred securities is $175,000. The Senior Credit Facility, as amended, requires the Company to defer the payment of the dividends on the trust preferred securities and no dividends were paid during the first two quarters of 2004. As of June 25, 2004, the amount of dividends deferred plus accrued interest approximates $47,700.

 FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

The Senior Credit Facility, the sale/leaseback arrangement, and the receivables financing arrangement have quarterly debt covenant requirements. Management’s forecast indicates that the Company will be in compliance with the debt covenants through April 2005, provided Foster Wheeler Ltd. successfully completes the equity for debt exchange offer. However, there can be no assurance that the actual financial results will match the forecasts or that the Company will comply with the covenants. If the Company violates a covenant under the Senior Credit Facility, the sale/leaseback arrangement, or receivables financing arrangement, repayment of amounts borrowed under such agreements could be accelerated. Acceleration of these facilities would result in a cross default under the following agreements: the Senior Notes, the Convertible Notes, the trust preferred securities, the Robbins Bonds and certain of the special-purpose project debt facilities, which would allow such debt to be accelerated as well. The total amount of the Company debt that could be accelerated is $913,700 as of June 25, 2004. The Company would not be able to repay amounts borrowed if the payment dates were accelerated. The debt covenants and the potential payment acceleration requirements raise substantial doubts about the Company’s ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On November 14, 2003, Foster Wheeler Ltd. was de-listed from the New York Stock Exchange (“NYSE”) because it ceased to meet NYSE continued listing criteria. Foster Wheeler Ltd. ’s common stock and 9.00% FW Preferred Capital Trust I securities are quoted and traded on the Over-the-Counter Bulletin Board (“OTCBB”).

Under Bermuda law, the consent of the Bermuda Monetary Authority (“BMA”) is required prior to the transfer by non-residents of Bermuda of a Bermuda company’s shares. Since becoming a Bermuda company, Foster Wheeler Ltd. has relied on an exemption from this rule provided to NYSE-listed companies. Due to Foster Wheeler Ltd. being de-listed, this exemption is no longer available. To address this issue, Foster Wheeler Ltd. obtained the consent of the BMA to transfers between non-residents for so long as its shares continue to be quoted in the Pink Sheets or on the OTCBB. Foster Wheeler Ltd. believes that this consent will continue to be available.

3.	Summary of Significant Accounting Policies

The condensed consolidated balance sheets as of June 25, 2004 and December 26, 2003 and the related condensed consolidated statements of operations and comprehensive income/(loss) for the six months ended June 25, 2004 and June 27, 2003 and the condensed consolidated statements of cash flows for the six months ended June 25, 2004 and June 27, 2003 are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments only consisted of normal recurring items. Interim results are not necessarily indicative of results for a full year.

The condensed consolidated balance sheet as of December 26, 2003 has been derived from the audited consolidated balance sheet. A summary of the Company’s significant accounting policies is presented below. There has been no material change in the accounting policies followed by the Company during the first half of 2004.

Principles of Consolidation — The condensed consolidated financial statements include the accounts of Foster Wheeler Holdings Ltd. and all significant domestic and foreign subsidiary companies. All significant intercompany transactions and balances have been eliminated.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the periods reported. Actual results could differ from those estimates. Changes in estimates are reflected in the periods in which they become known. Significant estimates are used when accounting for long-term contracts including customer and vendor claims, depreciation, employee benefit plans, taxes, asbestos litigation and expected recoveries and contingencies, among others.

 FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

Revenue Recognition on Long-term Contracts — Revenues and profits on long-term fixed-price contracts are recorded under the percentage-of-completion method. Progress towards completion is measured using physical completion of individual tasks for all contracts with a value of $5,000 or greater. Progress toward completion of fixed-priced contracts with a value under $5,000 is measured using the cost-to-cost method.

Revenues and profits on cost-reimbursable contracts are recorded as the costs are incurred. The Company includes flow-through costs consisting of materials, equipment and subcontractor costs as revenue on cost-reimbursable contracts when the Company is responsible for the engineering specifications and procurement for such costs.

Contracts in progress are stated at cost, increased for profits recorded on the completed effort or decreased for estimated losses, less billings to the customer and progress payments on uncompleted contracts. Negative balances are presented as “estimated costs to complete long-term contracts.” The Company has numerous contracts that are in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. However, current estimates may be revised as additional information becomes available. In accordance with the accounting and disclosure requirements of the American Institute of Certified Public Accountants (“AICPA”) Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (“SOP 81-1”) and Accounting Principles Board (“APB”) Opinion No. 20, “Accounting Changes,” the Company reviews its contracts monthly. As a result of this process in the second quarter of 2004, seventy individual projects had final estimated profit revisions exceeding $500. These revisions resulted from events such as earning project incentive bonuses, executing services and purchasing third party materials and equipment at costs differing from previously estimated, and the successful testing of completed facilities which in turn eliminates completion and warranty risks. The aggregate dollar value of the accrued contract profit resulting from these estimate changes during the second quarter of 2004 amounted to a net of $47,800. If estimates of costs to complete long-term contracts indicate a loss, provision is made currently for the total loss anticipated. The elapsed time from award of a contract to completion of performance may be up to four years.

Claims are amounts in excess of the agreed contract price (or amounts not included in the original contract price) that a contractor seeks to collect from customers or others for delays, errors in specifications and designs, contract terminations, change orders in dispute or unapproved as to both scope and price or other causes of unanticipated additional costs. The Company records claims in accordance with paragraph 65 of AICPA SOP 81-1. This statement of position states that recognition of amounts as additional contract revenue related to claims is appropriate only if it is probable that the claims will result in additional contract revenue and if the amount can be reliably estimated. Those two requirements are satisfied by the existence of all of the following conditions: the contract or other evidence provides a legal basis for the claim; additional costs are caused by circumstances that were unforeseen at the contract date and are not the result of deficiencies in the contractor’s performance; costs associated with the claim are identifiable or otherwise determinable and are reasonable in view of the work performed; and the evidence supporting the claim is objective and verifiable. If such requirements are met, revenue from a claim is recorded only to the extent that contract costs relating to the claim have been incurred. Costs attributable to claims are treated as costs of contract performance as incurred. Such claims are currently in various stages of negotiation, arbitration and other legal proceedings. As of June 25, 2004 and December 26, 2003, the Company had recorded commercial claims receivable of approximately $2,300 and $0, respectively. The claims were recorded in the Company’s European operations.

Certain special-purpose subsidiaries in the Energy Group are reimbursed by customers for their costs, including amounts related to principal repayments of non-recourse project debt, for building and operating certain facilities over the lives of the non-cancelable service contracts. The Company records revenues relating to debt repayment obligations on these contracts on a straight-line basis over the lives of the service contracts, and records depreciation of the facilities on a straight-line basis over the estimated useful lives of the facilities, after consideration of the estimated residual value.

 FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

Cash and Cash Equivalents — Cash and cash equivalents include liquid short-term investments purchased with original maturities of three months or less. Cash and cash equivalents of approximately $248,700 are maintained by foreign subsidiaries as of June 25, 2004. These subsidiaries require a substantial portion of these funds to support their liquidity and to comply with contractual restrictions. Accordingly, these funds may not be readily available for repatriation to U.S. entities.

Restricted Cash — Restricted cash at June 25, 2004 consists of approximately $4,200 held primarily by special purpose entities and restricted for debt service payments, approximately $52,000 that was required to collateralize letters of credit and bank guarantees, and approximately $1,300 of client funds held in escrow. Domestic restricted cash totals approximately $4,400, and foreign restricted cash totals approximately $53,100.

Restricted Net Assets — One of the Company’s foreign subsidiaries is a party to two Euro-denominated performance bond facilities with financial institutions that contain covenants. The covenants include (i) a limitation on the amount of dividends to 75% of the subsidiary’s annual earnings and (ii) a requirement that the payment of dividends and certain restricted payments be subject to the subsidiary having minimum equity ratios, calculated as equity divided by total assets each as defined in the facilities. In addition, the facilities require the subsidiary to maintain a minimum equity ratio. The covenants are tested quarterly.

One of the performance bond facilities is dedicated to a specific project and, as of June 25, 2004, had performance bonds outstanding equivalent to approximately $40,000 (none of which has been drawn). The second facility is a general performance bond facility and, as of June 25, 2004, had performance bonds outstanding in favor of several clients equivalent to approximately $12,000 (none of which has been drawn).

As a result of operating losses at the foreign subsidiary during the second quarter of 2004, the equity of the Company’s subsidiary fell below the minimum equity ratios, breaching the covenants contained in the performance bond facilities. On August 6, 2004 and August 9, 2004 the Company’s foreign subsidiary obtained waivers from the financial institutions providing the performance bond facilities. The waiver for the project specific performance bond facility requires that the foreign subsidiary make no dividends or other restricted payments, including inter-company loans, debt service on existing inter-company loans, royalties, and management fees, for as long as the foreign subsidiary’s equity remains below the minimum amounts and the performance bonds are outstanding. The waiver for the general performance bond facility is effective through October 31, 2004. After October 31, 2004, the Company’s subsidiary will be required to be in compliance with the required minimum equity ratio or obtain a further waiver. The Company plans to negotiate to obtain a further waiver or amendment prior to October 31, 2004. In the event that the Company is unable to obtain a further waiver or amendment, it will pursue a replacement for this bonding facility. In addition, the subsidiary has sufficient cash on hand to collateralize the obligations supported by the performance bonds in the event it is unable to obtain a waiver or an alternative bonding facility. Therefore, the Company believes this matter will not have an adverse impact on its forecasted liquidity.

The foreign subsidiary’s inability to pay dividends and restricted payments because of its failure to remain in compliance with the minimum equity ratio covenants is reflected in the Company’s liquidity forecasts.

Short-term Investments — Short-term investments consist primarily of certificates of deposit and are classified as held to maturity under Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 115 “Accounting for Certain Investments in Debt and Equity Securities.”

Accounts and Notes Receivable, Net — In accordance with terms of long-term contracts, certain percentages of billings are withheld by customers until completion and acceptance of the contracts. Final payments of all such amounts withheld may not be received within a one-year period. However, in conformity with industry practice, the full amount of accounts receivable, including such amounts withheld, has been included in current assets.

 FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

Trade accounts receivable are continually evaluated in accordance with corporate policy. Provisions are established on a project specific basis when there is an issue associated with the client’s ability to make payments or there are circumstances where the client is not making payment due to contractual issues. Customer payment history, trends within the various markets served and general economic trends are also considered when evaluating the necessity of a provision.

The current portion of the asbestos-related insurance recovery receivables discussed in Note 4 and foreign refundable value-added tax are included within the Accounts and Notes Receivable line item.

Land, Buildings and Equipment — Depreciation is computed on a straight-line basis using composite estimated lives ranging from 10 to 50 years for buildings and from 3 to 35 years for equipment. Expenditures for maintenance and repairs are charged to operations. Renewals and betterments are capitalized. Upon retirement or other disposition of fixed assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gains or losses are reflected in earnings.

Investments and Advances — The Company uses the equity method of accounting for investment ownership in affiliates of between 20% and 50%, unless significant economic considerations indicate that the cost method is appropriate. The equity method is also used for investments in which ownership is greater than 50% when the Company does not have a controlling financial interest. Investment ownership of less than 20% in affiliates is carried at cost. Currently, all of the Company’s significant investments in affiliates are recorded using the equity method.

Income Taxes — Deferred income taxes are provided on a liability method whereby deferred tax assets/liabilities are established for the difference between the financial reporting and income tax basis of assets and liabilities, as well as operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Investment tax credits are accounted for by the flow-through method whereby they reduce income taxes currently payable and the provision for income taxes in the period the assets giving rise to such credits are placed in service. To the extent such credits are not currently utilized on the Company’s tax return, deferred tax assets, as adjusted for any valuation allowance, are recognized for the carryforward amounts.

Provision is made for Federal income taxes which may be payable on foreign subsidiary earnings to the extent that the Company anticipates they will be remitted.

Foreign Currency — Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at month-end exchange rates and income and expenses and cash flows are translated at monthly weighted-average rates.

The Company enters into foreign exchange contracts in its management of foreign currency exposures related to commercial contracts. Changes in the fair value of derivative contracts that qualify as designated cash flow hedges are deferred until the hedged forecasted transaction affects earnings. Amounts receivable (gains) or payable (losses) under foreign exchange contracts are recognized as deferred gains or losses and are included in either contracts in process or estimated costs to complete long-term contracts. The Company utilizes foreign exchange contracts solely for hedging purposes, whether or not they qualify for hedge accounting under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” At June 25, 2004 and June 27, 2003, the Company did not meet the requirements for deferral of gains or losses on derivative instruments under SFAS No. 133 and recorded net after-tax losses of approximately $1,520 for the six months ended June 25, 2004 and a net after-tax loss of approximately $620 for the six months ended June 27, 2003.

 FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

Contracts in Process and Estimated Costs to Complete Long-term Contracts – In accordance with terms of long-term contracts, amounts recorded in contracts in process and estimated costs to complete long-term contracts may not be realized or paid, respectively, within a one-year period. In conformity with industry practice, however, the full amount of contracts in process and estimated costs to complete long-term contracts have been included in current assets and current liabilities, respectively.

Inventories — Inventories, principally materials and supplies, are stated at the lower of cost or market, determined primarily on the average-cost method.

Intangible Assets — Intangible assets consist principally of the excess of cost over the fair value of net assets acquired (goodwill), trademarks and patents. Goodwill was allocated to the reporting units based on the original purchase price allocation. Patents and trademarks are being amortized on a straight-line basis over periods of 12 to 40 years.

The Company tests for impairment at the reporting unit level as defined in SFAS No. 142, “Goodwill and Other Intangible Assets.” This test is a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value, which is based on future cash flows, exceeds the carrying amount, goodwill is not considered impaired. If the carrying amount exceeds the fair value, the second step must be performed to measure the amount of the impairment loss, if any. The second step compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. In the fourth quarter of each year, the Company evaluates goodwill on a separate operating unit basis to assess recoverability, and impairments, if any, are recognized in earnings. An impairment loss would be recognized in an amount equal to the excess of the carrying amount of the goodwill over the implied fair value of the goodwill. SFAS No. 142 also requires that intangible assets with determinable useful lives be amortized over their respective estimated useful lives and reviewed annually for impairment in accordance with SFAS No. 144.

As of June 25, 2004 and December 26, 2003, the Company had unamortized goodwill of $51,015 and $51,121, respectively. The decrease in goodwill of $106 resulted from foreign currency exchange losses. All of the goodwill at June 25, 2004 related to the Energy Group. In 2003, the fair value of the reporting units exceeded the carrying amounts.

As of June 25, 2004 and December 26, 2003, the Company had unamortized identifiable intangible assets of patents and trademarks of $69,456 and $71,568, respectively. The following table details amounts relating to those assets.

	As of June 25, 2004		As of December 26, 2003

	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Patents	$36,599	$(14,720)	$36,703	$(13,802)
Trademarks	61,779	(14,202)	61,943	(13,276)

Total	$98,378	$(28,922)	$98,646	$(27,078)

Amortization expense related to patents and trademarks for the six months ending June 25, 2004 was $1,844. Amortization expense for the comparable period in 2003 was $1,831. Amortization expense is expected to approximate $3,600 each year in the next five years.

     Stock Option Plans — Foster Wheeler Ltd. has two fixed option plans, which reserve common shares for issuance to executives, key employees and directors. Employees of the Company participate in these plans. Foster Wheeler Ltd. and the Company have adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock Based Compensation – Transition and Disclosure.” Foster Wheeler Ltd. and the Company continue to account for stock options granted to employees and directors using the intrinsic value method under APB Opinion No. 25, “Accounting for Stock Issued to Employees.”

 FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

	Six Months Ended

	June 25, 2004	June 27, 2003

Net earnings/(loss) — as reported	$25,553	$(49,109)
Deduct: Total stock-based employee compensation
expense determined under fair value based method
for awards, net of taxes of $0	—	31

Net earnings/(loss) — pro forma	$25,553	$(49,140)

As of June 25, 2004, a total of 8,284 common shares were reserved for issuance under the various stock option plans; 543 shares were available for grant.

Recent Accounting Developments — In January 2003, the FASB issued FASB Interpretation (“FIN”) 46, “Consolidation of Variable Interest Entities.” This interpretation requires consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics:

•	The equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity; and

•	The equity investors lack one or more of the following essential characteristics of a controlling financial interest: a) the direct or indirect ability to make decisions about the entity’s activities through voting rights or similar rights; b) the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; and c) the right to receive expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected loss.

FIN 46 applied immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. On October 9, 2003, the effective date of FIN 46 for variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003 was deferred until the end of the first interim or annual period ending after March 15, 2004.

The Company adopted the provisions of this interpretation in the first quarter of 2004. The adoption did not result in the consolidation of any previously unconsolidated variable interest entities. However, the adoption did result in the de-consolidation of a subsidiary trust, which issued mandatorily redeemable preferred securities. This had no impact on the Company’s consolidated debt as the intercompany debt to the subsidiary became third party debt upon de-consolidation.

In December 2003, the FASB issued SFAS No. 132R “Employers’ Disclosure about Pensions and Other Postretirement Benefits.” SFAS No. 132R requires the following disclosures: (1) the dates on which plan assets and obligations are measured, (2) segregation of the market values of plan assets into broad asset categories, (3) a narrative description of the investment policy of plan assets, (4) a narrative description for the basis for the development of the expected long-term rate of return of plan assets, (5) expected cash contributions to be made to the plans over the next fiscal year and (6) expected benefit payments for each of the next ten fiscal years. These changes are effective for fiscal years ending after December 15, 2003, with the exception of (1) expected benefit payments and (2) foreign plans which are delayed until fiscal years ending after June 15, 2004. SFAS No. 132R requires disclosure of two items in quarterly interim reports. These quarterly requirements are the disclosure of net benefit cost and contributions made during the fiscal year. The Company adopted the disclosure requirements of this standard, including the foreign plans.

 FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

On January 12, 2004, the FASB issued FASB Staff Position (“FSP”) No. 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” FSP No. 106-1 permitted employers that sponsor postretirement benefit plans that provide prescription drug benefits to retirees to make a one-time election to defer accounting for any effects of the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the “Act”). Without FSP No. 106-1, plan sponsors would have been required under SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions,” to account for the effects of the Act in the fiscal period that includes December 8, 2003, the date President Bush signed the Act into law. On May 19, 2004, the FASB issued FSP No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” FSP No. 106-2 supercedes FSP No. 106-1. In accordance with FSP No. 106-2, the accumulated postretirement benefit obligation and the net periodic postretirement benefit cost in the condensed consolidated financial statements or accompanying notes do not reflect any amounts associated with the subsidy because the Company is unable to conclude whether the benefits provided by the plan are actuarially equivalent to Medicare Part D under the Act. The provisions of FSP No. 106-2 are effective for the Company’s first interim period ending September 24, 2004. The Company is currently assessing the impact of the Act and whether its postretirement plan should be amended in consideration of the new legislation.

4.	Litigation and Uncertainties

Some of the Company’s U.S. subsidiaries, along with many other companies, are defendants in numerous asbestos-related lawsuits and out-of-court informal claims pending in the United States. Plaintiffs claim damages for personal injury alleged to have arisen from exposure to or use of asbestos in connection with work allegedly performed by the Company’s subsidiaries during the 1970s and prior. A summary of claim activity for the three months ended June 25, 2004, March 26, 2004 and June 27, 2003 is as follows:

	Number of Claims	Number of Claims	Number of Claims
	Second Quarter 2004	First Quarter 2004	Second Quarter 2003

Balance at beginning of quarter *	171,480	170,860	151,100
New claims	4,390	3,900	20,500
Claims resolved	(5,060)	(3,280)	(1,700)

Balance at end of quarter *	170,810	171,480	169,900

* Includes an estimated 24,500 claims on inactive court dockets.

The overall average combined indemnity and defense cost per closed claim since 1993 was approximately $1.9. In view of the many uncertainties associated with asbestos bodily injury claims, the Company believes that the average cost may increase in the future.

The amount spent for the six months ended June 25, 2004 and June 27, 2003 on asbestos litigation defense and case resolution, substantially all of which was reimbursed or will be reimbursed from insurance coverage, was $53,300 and $39,100 respectively. The payments in 2004 were funded from settlements with insurance companies, as discussed below.

 FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

The Company has recorded total liabilities of $532,900, comprised of an estimated liability relating to open (outstanding) claims of approximately $318,900 and an estimated liability relating to future unasserted claims of approximately $214,000. Of the total, $60,000 is recorded in accrued expenses and $472,900 is recorded in asbestos-related liability on the condensed consolidated balance sheet. These estimates are based upon the following information and/or assumptions: number of open claims; forecasted number of future claims; estimated average cost per claim by disease type; and the breakdown of known and future claims into disease type. The total estimated liability includes both the estimate of forecasted indemnity amounts and forecasted defense expenses. Total estimated defense costs and indemnity payments are estimated to be incurred through the year 2018, during which period new claims are expected to decline from year to year. Recently received claims also suggest that the percentage of claims to be closed without payment of indemnity costs should increase as claims are resolved during the next few years. The Company believes that it is likely that there will be new claims filed after 2018, but in light of uncertainties inherent in long-term forecasts, the Company does not believe that it can reasonably estimate defense and/or indemnity costs which might be incurred after 2018. Nonetheless, the Company plans to update its forecasts periodically to take into consideration its future experience and other considerations such as legislation to update its estimate of future costs and expected insurance recoveries. Historically, defense costs have represented approximately 22% of total costs. Through June 25, 2004, total indemnity costs paid, prior to insurance recoveries, were approximately $404,000 and total defense costs paid were approximately $112,000.

The number of new asbestos claims received during the first two quarters of 2004 continues to be less than forecast at year-end 2003. While the reduced number of new claims has been relatively consistent throughout 2004, management does not believe sufficient data exists at this time to warrant a reduction in the projected asbestos liability.

The Company has recorded assets of $515,400 relating to probable insurance recoveries, of which approximately $60,000 is recorded in accounts and notes receivables, and $455,400 is recorded as long-term. The asset is an estimate of recoveries from insurers based upon assumptions relating to cost allocation and resolution of pending proceedings with certain insurers, as well as recoveries under settlements with other insurers.

As of June 25, 2004, $231,000 was contested by the subsidiaries’ insurers in ongoing litigation. The litigation relates to the proper allocation of the coverage liability among the subsidiaries’ various insurers and the subsidiaries as self-insurers. The Company believes that any amounts that its subsidiaries might be allocated as self-insurer would be immaterial. Based on the nature of the litigation and opinions received from outside counsel, the Company also believes that the possibility of not recovering the full amount of the asset is remote.

In July 2003, several subsidiaries of the Company and Liberty Mutual Insurance Company (“Liberty Mutual”), one of its insurers, entered into a settlement and release agreement that resolves the coverage litigation between the subsidiaries and Liberty Mutual in state courts in both New York and New Jersey. The agreement provides for a buy-back of insurance policies and the settlement of all disputes between the subsidiaries and Liberty Mutual with respect to asbestos-related claims. The agreement requires Liberty Mutual to make payments over a nineteen-year period, subject to annual caps, which payments decline over time, into a special account, established to pay the subsidiaries’ indemnity and defense costs for asbestos claims. These payments, however, may not be available to fund the subsidiaries’ required contributions to any national settlement trust that may be established by future federal legislation. In July 2003, t he subsidiaries received an initial payment under the agreement of approximately $6,000, which was used to pay asbestos-related defense and indemnity costs.

In September 2003, the Company’s subsidiaries entered into a settlement and release agreement that resolved coverage litigation between them and certain London Market and North River Insurers. This agreement provided for a cash payment of $5,900, which has been received by the subsidiaries, and additional amounts which have been deposited in a trust for use by the subsidiaries for future defense and indemnity costs.

The Company recorded a non-cash charge of $68,100 in the fourth quarter 2003 to increase the valuation allowance for insurance claims receivable. The charge was due to the Company receiving a somewhat larger number of claims in 2003 than had been expected, which resulted in an increase in the projected liability related to asbestos and because of the insolvency of an insurance carrier in the fourth quarter of 2003.

 FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

In January 2004, the Company’s subsidiaries entered into a settlement and release agreement that resolved coverage litigation between them and Hartford Accident and Indemnity Company and certain of its affiliates. This agreement provided for a cash payment of $5,000, which has been received by the subsidiaries, an additional amount which has been deposited in a trust for use by the subsidiaries and a further amount to be deposited in that trust in 2005.

In March 2004, the Company’s subsidiaries and two asbestos insurance carriers entered into settlement and release agreements that resolved coverage litigation between the subsidiaries and the insurance carriers. The agreements provided for a buy-back of insurance policies and the settlement of all disputes between the subsidiaries and the insurance carriers with respect to asbestos-related claims. The agreements resulted in the insurance carriers making payments into a trust, established to pay the subsidiaries’ indemnity and defense costs for asbestos claims. As a result of these settlements, the Company reversed $11,700 of the $68,100 non-cash charge recorded in the fourth quarter of 2003.

In May 2004, the Company’s subsidiaries and two asbestos insurance carriers entered into two additional settlement and release agreements. The agreements resulted in the insurance carriers making payments to the Company to pay the subsidiaries’ indemnity and defense costs for asbestos claims. As a result of these settlements, the Company reversed an additional $1,700 of the $68,100 non-cash charge previously recorded in the fourth quarter of 2003. The Company projects that it will not be required to fund any asbestos liabilities from its cash flow before 2010.

The pending litigation and negotiations with other insurers is continuing.

The Company’s management, after consultation with outside counsel, has considered the ongoing proceedings with insurers and the financial viability and legal obligations of its insurers and believes that, except for those insurers that have become or may become insolvent for which a reserve has been provided, the insurers or their guarantors will continue to adequately fund claims and defense costs relating to asbestos litigation. It should be noted that the estimate of the assets and liabilities related to asbestos claims and recoveries is subject to a number of uncertainties that may result in significant changes in the current estimates. Among these are uncertainties as to the ultimate number of claims filed, the amounts of claim costs, the impact of bankruptcies of other companies with asbestos claims, uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, as well as potential legislative changes. Increases in the number of claims filed or costs to resolve those claims will cause the Company to increase further the estimates of the costs associated with asbestos claims and could have a material adverse effect on the business, financial condition, results of operations, and cash flows.

A subsidiary of the Company in the U.K. has also received a limited number of claims alleging personal injury arising from exposure to asbestos. None of these claims has resulted in material costs to the Company.

The Company retained a long-term contract with a government agency in connection with the Environmental sale. The contract is scheduled to be completed in four phases. The first phase was for the design, permitting and licensing of a spent fuel facility. This phase was completed for a price of $66,700. The first phase of this project was profitable, but the close-out of this phase resulted in increased costs. An $11,900 charge was recorded in 2003. The Company has submitted requests for equitable adjustment related to this contract and, at June 25, 2004 and December 26, 2003, the Company’s financial statements reflect anticipated collection of $0 from these requests for equitable adjustment.

 FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

The second phase of the contract is billed on a cost plus fee basis and is expected to conclude in 2004. In this phase, the Company must respond to any questions regarding the initial design included in phase one. Phase three, which is for the construction, start-up and testing of the facility for a fixed contractual price of $114,000, subject to escalation, and is contractually scheduled to commence in late 2004. The actual commencement of this phase will be delayed as a result of the significant delay in the issuance of the NRC license for the facility. This delay will also result in additional facility costs. The Company anticipates submitting requests for equitable adjustment to compensate for such delays and additional costs upon receipt of the NRC facility license. This phase will begin with the purchase of long lead items followed by the construction activities. Construction is expected to last two years and requires that a subsidiary of the Company fund the construction cost. Foster Wheeler USA Corporation, the parent company of Environmental, provided a performance guarantee on the project. In addition, a surety bond for the full contract price is required. The cost of the facility is expected to be recovered in the first nine months of operations under phase four, during which a subsidiary of the Company will operate the facility at fixed rates, subject to escalation, for approximately four years. The Company and the government agency have engaged in discussions about possibly restructuring or terminating subsequent phases of the contract. If the project were to proceed, the Company intends to seek third party financing to fund the majority of the construction costs, but there can be no assurance that the Company will secure such financing on acceptable terms, or at all. There also can be no assurance that the Company will be able to obtain the required surety bond. If the Company cannot obtain third party financing or the required surety bond, the Company’s participation would be uncertain. This could have a material adverse effect on the Company’s financial condition, results of operations, and cash flow. No claims have been raised by the government agency against the Company. The ultimate potential liability to the Company would arise in the event that the government agency terminates the contract (for example, due to the Company’s inability to continue with the contract) and re-bids the contract under its exact terms and the resulting cost to the government agency is greater than it would have been under the existing terms with the Company. The Company does not believe a claim is probable and is unable to estimate the possible loss that could occur as a result of any claims. Additionally, the Company believes that it has good legal defenses should the government agency decide to pursue any action.

In 1997, the United States Supreme Court effectively invalidated New Jersey’s long-standing municipal solid waste flow rules and regulations. The immediate effect was to eliminate the guaranteed supply of municipal solid waste to the Camden County Waste-to-Energy Project (the “Project”) with its corresponding tipping fee revenue. As a result, tipping fees have been reduced to market rate in order to provide a steady supply of fuel to the Project. Those market-based revenues have not been, and are not expected to be, sufficient to service the debt on outstanding bonds, which were issued to construct the Project and to acquire a landfill for Camden County’s use.

The Company’s project subsidiary, Camden County Energy Recovery Associates, LP (“CCERA”), has filed suit against the involved parties, including the State of New Jersey, seeking among other things to void the applicable contracts and agreements governing the Project. (Camden County Energy Recovery Assoc. v. N.J. Department of Environmental Protection, et al., Superior Court of New Jersey, Mercer County, L-268-98). Since 1999, the State of New Jersey has provided subsidies sufficient to ensure the payment of each of the Project’s debt service payments as it became due. In January 2002, the State of New Jersey enacted legislation providing a mechanism for state-supported refinancing of bond debt on solid waste facilities located within the state. The legislation expired on December 31, 2002, without any refinancing having been accomplished. Press reports indicated that it is unlikely that any state-supported refinancing will occur in the near future, but those same reports included statements by state officials that the State will continue to ensure that debt service payments are made when due.

The bonds outstanding on the Camden Project are public debt, not debt of either the Company or CCERA, and the bonds are not guaranteed by the Company. If the State were to fail to subsidize the debt service, and there were to be a default on a debt service payment, the bondholders might proceed to attempt to exercise their remedies.

At this time, management cannot determine the ultimate outcome of the foregoing and the potential effects on CCERA and the Project. However, management believes that pending the conclusion of the foregoing litigation, the Project will continue to operate at full capacity receiving market rates for waste disposal and generating sufficient revenues to pay CCERA its service fee. Because the debt outstanding on the Camden Project is not CCERA’s, and is not secured by CCERA’s plant, the Company’s management does not believe that an attempt by the bondholders to exercise their remedies would have a material adverse effect on CCERA or the Company.

 FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

Under U.S. Federal statutes, such as the Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Clean Air Act, and similar state and local laws, the current owner or operator of real property and the past owners or operators of real property (if disposal or release took place during such past ownership or operation) may be jointly and severally liable for the costs of removal or remediation of toxic or hazardous substances on or under their property, regardless of whether such materials were released in violation of law or whether the owner or operator knew of, or was responsible for, the presence of such substances, and are subject to additional liabilities if they do not comply with applicable laws regulating such hazardous substances. In either case, such liabilities can be substantial. Moreover, under CERCLA and similar state laws, persons who arrange for the disposal or treatment of hazardous or toxic substances may also be jointly and severally liable for the costs of the removal or remediation of such substances at a disposal or treatment site, whether or not such site was owned or operated by such person (“off-site facility”). Liability at such off-site facilities is typically allocated among all of the viable responsible parties based on such factors as the relative amount of waste contributed to a site, toxicity of such waste, relationship of the waste contributed by a party to the remedy chosen for the site, and other factors.

The Company currently owns and operates industrial facilities and has also transferred its interests in industrial facilities that it formerly owned or operated. It is likely that as a result of its current or former operations, such facilities have been impacted by hazardous substances. The Company is not aware of any conditions at its currently owned facilities in the United States that it expects will cause the Company to incur material costs which have not been accrued.

The Company also may receive claims, pursuant to indemnity obligations from owners of recently sold facilities that may require the Company to incur costs for investigation and/or remediation. Based on the available information, the Company does not believe that such costs will be material. No assurance can be provided that the Company will not discover environmental conditions at its currently owned or operated properties, or that additional claims will not be made with respect to formerly owned properties, requiring the Company to incur material expenditures to investigate and/or remediate such conditions.

The Company had been notified that it was a potentially responsible party (“PRP”) under CERCLA or similar state laws at three off-site facilities, excluding sites as to which the Company has resolved its liability. At each of these sites, the Company’s liability should be substantially less than the total site remediation costs because the percentage of waste attributable to the Company compared to that attributable to all other PRPs is low. The Company does not believe that its share of cleanup obligations at any of the off-site facilities as to which it has received a notice of potential liability will exceed $500 in the aggregate.

The Company’s project claims have increased as a result of the increase in lump-sum contracts executed between the years 1992 and 2000. Project claims are claims brought by the Company against project owners for costs exceeding the contract price or amounts not included in the original contract price. These claims typically arise from changes in the initial scope of work or from owner-caused delays. These claims are often subject to lengthy arbitration or litigation proceedings. The costs associated with these changes or owner-caused delays include additional direct costs, such as labor and material costs associated with the performance of the additional work, as well as indirect costs that may arise due to delays in the completion of the project, such as increased labor costs resulting from changes in labor markets. The Company has used significant additional working capital in projects with cost overruns pending the resolution of the relevant project claims. The Company cannot assure that project claims will not continue in the future.

As of June 25, 2004 and December 26, 2003, the Company had recorded commercial claims receivable of approximately $2,300 and $0. The increase is due to claims recorded in accordance with SOP 81-1, as discussed under “Revenue Recognition on Long-Term Contracts.” The claims were recorded in the Company’s European operations. The Company established a provision for the balance of outstanding commercial claims as of December 27, 2002 to bring the net book value of such claims to $0. At that time, the Company revised its estimates of claim revenues to reflect recent adverse recovery experience due to management’s desire to monetize claims, and the poor economic conditions impacting the markets served by the Company. The Company continues to pursue these claims, but there can be no assurance that it will recover the full amount of the claims, or anything at all.

 FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

The Company also faces a number of counterclaims brought against it by certain project owners in connection with several of the project claims described above. If the Company were found liable for any of these counterclaims, it would have to incur write-downs and charges against earnings to the extent a reserve is not established. Failure to recover amounts under these claims and charges related to counterclaims could have a material adverse impact on the Company’s liquidity and financial condition.

The ultimate legal and financial liability of the Company in respect to all claims, lawsuits and proceedings cannot be estimated with certainty. As additional information concerning the estimates used by the Company becomes known, the Company reassesses its position both with respect to gain contingencies and accrued liabilities and other potential exposures. Estimates that are particularly sensitive to future change relate to legal matters as these are subject to change as events evolve and as additional information becomes available during the administration and litigation process. Increases in the number of claims filed or costs to resolve those claims will cause the Company to increase further the estimates of the costs associated with such claims and could have a material adverse effect on the business, financial condition, results of operations, and cash flows.

In the ordinary course of business, the Company and its subsidiaries enter into contracts providing for assessment of damages for nonperformance or delays in completion. Suits and claims have been or may be brought against the Company by customers alleging deficiencies in either equipment or plant construction and seeking resulting alleged damages. Based on its knowledge of the facts and circumstances relating to the Company’s liabilities, if any, and to its insurance coverage, management of the Company believes that the disposition of such suits will not result in material charges against the financial position, results of operations or cash flows in excess of amounts previously provided in the accounts.

5.	Changes in Shareholder’s Deficit

Changes in Shareholder’s Deficit for the six months ended June 25, 2004 were as follows:

	Common Stock		Paid-in	Accumulated	Accumulated Other Comprehensive	Total Shareholder’s
	Shares	Amount	Capital	Deficit	Loss	Deficit

Balance, December 26, 2003	12,000	$12	$242,601	$(810,694)	$(303,999)	$(872,080)
Net earnings	—	—	—	25,553	—	25,553
Foreign currency translation adjustment	—	—	—	—	(9,698)	(9,698)

Balance, June 25, 2004	12,000	$12	$242,601	$(785,141)	$(313,697)	$(856,225)

6.	Major Business Groups

Management uses several financial metrics to measure the performance of the Company’s business segments. EBITDA is the primary earnings measure used by the Company’s chief decision makers. In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” the Company has presented EBITDA for each of its business segments below.

 FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

		Engineering		Corporate and
		and	Energy	Financial
	Total	Construction	Group	Services(1)

For the six months ended June 25, 2004
Third party revenue	$1,372,148	$841,168	$518,198	$12,782
Intercompany revenue	—	5,316	7,931	(13,247)

Total revenue	$1,372,148	$846,484	$526,129	$(465)

EBITDA (4)	$126,225	$91,130	$68,713	$(33,618)

Less: Interest expense (2)	51,066
Less: Depreciation and amortization	16,404

Earnings before income taxes	58,755
Income tax provision	33,202

Net earnings	$25,553

For the six months ended June 27, 2003
Third party revenue	$1,746,674	$1,006,739	$733,448	$6,487
Intercompany revenue	—	5,250	2,267	(7,517)

Total revenue	$1,746,674	$1,011,989	$735,715	$(1,030)

EBITDA (5)	$28,215	$27,058	$60,166	$(59,009)

Less: Interest expense (3)	44,647
Less: Depreciation and amortization	18,284

Loss before income taxes	(34,716)
Income tax provision	14,393

Net loss	$(49,109)

(1)	Includes general corporate income and expense, the Company’s captive insurance operation, restructuring expenses and consolidating eliminations.
(2)	Includes interest expense on subordinated deferrable interest debentures of $9,693 for the six months ended June 25, 2004.
(3)	Includes mandatorily redeemable preferred security distributions of subsidiary trust of $8,859 for the six months ended June 27, 2003.
(4)	Includes gains/(charges) associated with the re-evaluation of contract cost estimates of $43,700 in E&C and $(20,500) in Energy; a gain of $13,400 on the settlement of asbestos litigation in C&F; a gain of $19,200 on the sale of development rights to certain power projects in Europe in E&C; and an aggregate charge of $11,500 for restructuring and credit agreement costs, severance costs and legal settlements ($600 charge in E&C, $2,900 gain in Energy and $13,800 charge in C&F).
(5)	Includes charges associated with the re-evaluation of project claim estimates and contract cost estimates of $33,600 in E&C and $2,000 in Energy; a net gain of $15,300 in E&C resulting from the sale of Foster Wheeler Environmental Corporation; and an aggregate charge of $40,500 for restructuring and credit agreement costs, severance costs, pension curtailment and legal settlements and other provisions ($2,200 charge in E&C, $3,300 charge in Energy and $35,000 charge in C&F).

 FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

Operating revenues by industry segment for the six-month periods ended June 25, 2004 and June 27, 2003 were as follows:

	Six Months Ended

	June 25, 2004	June 27, 2003

Power	$575,592	$813,798
Oil and gas/refinery	488,231	497,798
Pharmaceutical	159,817	150,446
Chemical	55,601	106,007
Environmental	23,563	98,417	*
Power production	54,379	61,770
Eliminations and other	(55,805)	(21,906)

Total operating revenues	$1,301,378	$1,706,330

*	The decline in operating revenues in the environmental industry segment resulted from the sale of certain assets of Environmental on March 7, 2003. The operating revenues in this segment for the six months ended June 27, 2003 included $66,700 from Environmental.

7.	Equity Interests

The Company owns non-controlling equity interests in three cogeneration projects and one waste-to-energy project, three of which are located in Italy and one in Chile. Two of the projects in Italy are each 42% owned while the third is 49% owned. The project in Chile is 85% owned by the Company. The Company does not have a controlling financial interest in the Chilean project. Following is summarized financial information for the Company’s equity affiliates.

	June 25, 2004		December 26, 2003

	Italian	Chilean	Italian	Chilean
	Projects	Project	Projects	Project

Balance Sheet Data :
Current assets	$96,065	$16,524	$95,977	$23,891
Other assets (primarily buildings and equipment)	379,630	180,272	409,267	185,315
Current liabilities	37,819	15,551	32,735	17,188
Other liabilities (primarily long-term debt)	332,750	117,432	385,047	121,362
Net assets	105,126	63,813	87,462	70,656

	June 25, 2004		June 27, 2003

	Italian	Chilean	Italian	Chilean
	Projects	Project	Projects	Project

Income Statement Data for six months ended:
Total revenues	$128,219	$20,175	$103,126	$19,143
Gross earnings	31,127	10,312	25,191	10,342
Income before income taxes	21,908	5,354	15,179	5,205
Net earnings	13,260	4,236	8,434	4,320

As of and for the six months ended June 25, 2004, the Company’s share of the net earnings and investment in the equity affiliates totaled $10,056 and $100,957, respectively, compared to $7,182 and $91,301 as of and for the six months ended June 27, 2003. Dividends of $9,133 and $7,911 were received during the first six months of 2004 and 2003, respectively. The Company has guaranteed certain performance obligations of these projects. The Company’s contingent obligations under the guarantees for three of the projects are approximately $1,800 in total. The contingent obligation for the fourth project is capped at approximately $9,100 over the twelve year life of the project’s financing; to date, no amounts have been paid under this guarantee. The Company has provided a $10,000 debt service reserve letter of credit providing liquidity should the performance of the Chilean Project be insufficient to cover the debt service payments. No amount has been drawn under the letter of credit.

 FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

8.	Guarantees and Warranties

The Company has provided indemnifications to third parties relating to businesses and/or assets the Company previously owned. Such indemnifications relate primarily to potential environmental and tax exposures for activities conducted by the Company prior to the sale.

			Carrying
		Carrying	Amount of
	Maximum	Amount of	Liability as of
	Potential	Liability as of	December 26,
	Payment	June 25, 2004	2003

Environmental indemnifications	No limit	$5,300	$5,300
Tax indemnifications	No limit	$—	$—

The Company provides for make good/warranty reserves on certain of its long-term contracts. Generally, these reserves are accrued over the life of the contract so that a sufficient balance is maintained to cover the exposures throughout the warranty period.

	Six Months Ended

	June 25, 2004	June 27, 2003

Balance beginning of the period	$131,600	$81,900
Accruals	16,800	25,100
Settlements	(21,000)	(4,100)
Adjustments to provisions	(11,000)	(7,100)

Balance end of period	$116,400	$95,800

9.	Income Taxes

The difference between the statutory and effective tax rates in 2004 and 2003 results predominately from taxable income in certain jurisdictions (primarily non-U.S.) combined with a valuation allowance offsetting other loss benefits in other jurisdictions (primarily U.S.).

If the Company completes the proposed exchange offer as discussed in Note 2, it will be subject to substantial limitations on the use of pre-exchange losses and credits to offset U.S. federal taxable income in any post-exchange year. Since a valuation allowance has already been reflected to offset these losses and credits, this limitation will not result in a significant write-off by the Company.

10.	Sale of Certain Business Assets

On March 7, 2003, the Company sold certain assets of its wholly owned subsidiary, Foster Wheeler Environmental Corporation, for sales proceeds then approximating $72,000. The Company recognized a gain of $15,300 on the sale, which was recorded in other income in the first quarter of 2003. The Company also retained approximately $8,000 of cash on hand at the time of the asset sale. The sales proceeds were subject to adjustment based on a net worth calculation to be finalized subsequent to the sale. During the third quarter 2003, the Company and the buyer agreed on a final net worth calculation that resulted in the Company returning $4,500 of the sales proceeds to the buyer over a six month time period. A total of $3,000 was returned by year-end 2003 and $1,500 was paid in February 2004. The net worth agreement had no impact on the pretax gain previously disclosed. With the payment in February, all transactions related to the sale have been concluded.

 FOSTER WHEELER HOLDINGS LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(Unaudited)

On March 31, 2003, the Company sold its interest in a corporate office building for net proceeds of approximately $7,900, which approximated the value of the Company’s investment. With the completion of this transaction, $1,445 of the net proceeds was used to prepay principal outstanding under the Senior Credit Facility in accordance with the terms of the facility as described in Note 2.

In the first quarter of 2004, the Company entered into an agreement to sell a domestic corporate office building for estimated net cash proceeds of $17,000, which approximated carrying value. The Company recorded an impairment loss of $15,100 on this building in the third quarter of 2003 in anticipation of a sale. The carrying value of the building was included in land, buildings, and equipment on the condensed consolidated balance sheet as of December 26, 2003. The sale closed in the second quarter 2004 and generated net cash proceeds of $16,400. Of this amount, 50% has been prepaid to the Senior Credit Facilities’ lenders in the second quarter 2004.

In the first and second quarters of 2004, the Company sold the development rights to certain power projects in Europe. The Company recorded gains on the sales of $10,500 and $8,700 in the first and second quarters of 2004, respectively, which were recorded in other income on the condensed consolidated statement of operations and comprehensive income/(loss).

11.	Pension Benefits

Components of net periodic benefit cost for the six months ended June 25, 2004 and June 27, 2003 are as follows:

	Pension Benefits		Other Benefits

Six Months Ended	June 25, 2004	June 27, 2003	June 25, 2004	June 27, 2003

Service cost	$12,858	$10,064	$211	$375
Interest cost	24,593	23,032	2,759	4,625
Expected return on plan assets	(23,898)	(19,012)	—	—
Amortization of transition assets	37	34	(7)	(6)
Amortization of prior service cost	813	839	(2,372)	(742)
Other	10,481	15,887	1,316	(1,670)

SFAS No. 87 — net periodic pension cost	$24,884	$30,844	$1,907	$2,582
SFAS No. 88 — cost	—	554	—	—

Total net periodic pension cost	$24,884	$31,398	$1,907	$2,582

The Company disclosed in its financial statements for the year ended December 26, 2003, that it expected to contribute $64,700 to its foreign and domestic pension plans in the year 2004. The Company currently projects that the expected pension contribution for 2004 for its domestic pension plans now approximates $29,200 as compared to $37,000 included in the estimate at December 26, 2003. The reduction is primarily the result of new pension funding legislation enacted in the United States. As of June 25, 2004, $17,200 of that contribution has been made.